UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 6, 2011
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (501) 328-4770
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 6, 2011, Home BancShares, Inc. (the “Company”) repurchased all 50,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”), held by the United States Department of the Treasury (the “Treasury”) in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program (“CPP”). The Preferred Shares were repurchased by the Company pursuant to a letter agreement dated July 6, 2011 between the Treasury and the Company (the “Repayment Document”). Under the terms of the Repayment Document, the Company paid an aggregate repurchase price of approximately $50.4 million to repurchase the Preferred Shares, including $354,167 in dividends accrued since the Company’s last quarterly dividend payment to the Treasury, and the Treasury returned to the Company the stock certificate representing the Preferred Shares. The Preferred Shares are thereby cancelled and will be considered authorized but unissued shares of preferred stock.
     The Treasury purchased the Preferred Shares from the Company for a total purchase price of $50.0 million pursuant to the Letter Agreement, including the Securities Purchase Agreement — Standard Terms, between the Treasury and the Company dated January 16, 2009 (the “Securities Purchase Agreement”). At that time, pursuant to the Securities Purchase Agreement, the Company also issued to the Treasury a ten-year warrant (the “Warrant”) to purchase up to 288,129 shares of the Company’s common stock (“Common Stock”) at an exercise price of $26.03 per share. These transactions were previously detailed in a Current Report Form 8-K filed on January 21, 2009. Based on adjustments for the Company’s secondary Common Stock offering in September 2009 and the Company’s 10% stock dividend in June 2010, the Warrant currently represents 158,471.5 shares of Common Stock exercisable at a price of $23.664 per share.
     The Company anticipates incurring a charge of approximately $488,000 in the third quarter of 2011. This is the result of the $53,000 scheduled preferred cash dividend plus $453,000 for the acceleration of the discount on preferred stock to account for the difference between the amount at which the preferred stock sale was initially recorded and its redemption price.
     In connection with the repurchase of the Preferred Shares, the Repayment Document amends the Securities Purchase Agreement to provide that the Treasury is permitted to transfer or exercise all or a portion of the Warrant with respect to all or a portion of the shares of Common Stock issuable thereunder, at any time and without limitation. The Repayment Document requires the Company to notify the Treasury within 15 calendar days of July 6, 2011 if the Company intends to repurchase the Warrant from the Treasury. On July 7, 2011, the Company submitted its notice to the Treasury of the Company’s intention to repurchase the Warrant. Under the Securities Purchase Agreement, the repurchase price of the Warrant will be the fair market value of the Warrant as determined by the Company, subject to approval by the Treasury. If the Company and the Treasury are unable to agree on the fair market value of the Warrant, then pursuant to the Repayment Document, the Treasury may sell the Warrant to a third party investor.
Item 7.01 Regulation FD Disclosure.
     On July 11, 2011, the Company issued a press release announcing the repurchase of the Preferred Shares on July 6, 2011, as further detailed above. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated January 16, 2009, including the Securities Purchase Agreement — Standard Terms incorporated by reference therein, between the Company and the Treasury (incorporated by reference to Exhibit 10.1 of Home BancShares’s Current Report on Form 8-K, filed on January 21, 2009)

10.2	Letter Agreement, dated July 6, 2011, between the Company and the Treasury

99.1	Press Release dated July 11, 2011

SIGNATURE:
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)

July 11, 2011	/s/ Randy Mayor

(Date)	Randy Mayor Chief Financial Officer

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